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                               AMENDMENT NO. 1 TO
                      AGREEMENT AND PLAN OF REORGANIZATION

PARTIES: HEALTHAXIS.COM, INC.
         a Pennsylvania corporation ("HealthAxis")
         2500 DeKalb Pike
         East Norriton, PA 19401

         HEALTHAXIS INC.
         (f/k/a PROVIDENT AMERICAN CORPORATION)
         a Pennsylvania corporation ("Provident")
         2500 DeKalb Pike
         Norristown, PA 19404

         HEALTHAXIS ACQUISITION CORP.
         a Pennsylvania corporation ("Newco")
         2500 DeKalb Pike
         East Norriton, PA 19401

DATE: As of ___________, 2000

BACKGROUND: Newco is a wholly-owned subsidiary of Provident. HealthAxis, Provident and Newco have entered into an Agreement and Plan of Reorganization dated January 26, 2000 (the "Reorganization Agreement"), and HealthAxis, Provident and Newco have entered into a related Agreement and Plan of Merger dated January 26, 2000 (the "Plan") that contemplate the consolidation and merger of HealthAxis with and into Newco (the "Merger") in accordance with the provisions of the Reorganization Agreement and the provisions of the Plan.

         The parties desire to amend the Reorganization Agreement by entering into this Amendment No. 1 (the "Amendment").

         NOW, THEREFORE, in consideration of the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein and in the Reorganization Agreement and the Plan, the parties hereto, intending to be legally bound, agree as follows:

         1. Amendment to Section 8.5. Section 8.5 of the Reorganization Agreement is amended and restated to read in its entirety as set forth below:

               8.5 Board Seats. The following individuals shall have been elected to the Board of Directors of Provident effective as of the Effective Date of the Merger: Patrick McLaughlin, Gregory T. Mutz and Dennis B. Maloney.

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         2. Amendment and Restatement of Exhibit B. The shareholders agreement attached as Exhibit B to the Reorganization Agreement is amended and restated to read in its entirety as set forth in the form attached hereto as Appendix A.

         3. Miscellaneous. Except as set forth in Section 1 and Section 2 of this Amendment, the Plan and the Reorganization Agreement shall remain in full force and effect in accordance with their respective terms. Capitalized terms used in this Amendment and not defined herein shall have the meaning set forth in the Plan or the Reorganization Agreement, as the case may be. This Amendment is made under, and shall be construed in accordance, with the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed solely therein, without giving affect to principles of conflicts of law. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Amendment may be signed in counterparts all of which when taken together shall constitute an original agreement.

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         WITNESS THE DUE EXECUTION AND DELIVERY HEREOF, INTENDING TO BE LEGALLY
BOUND HEREBY, AS OF THE DATE FIRST STATED ABOVE.


HEALTHAXIS INC.                                     HEALTHAXIS ACQUISITION CORP.
(f/k/a Provident American Corp.)

By:  _____________________________                  By: ________________________

Name:  ___________________________                  Name:  _____________________

Title:   _________________________                  Title: _____________________

HEALTHAXIS.COM, INC.

By:  _____________________________

Name:  ___________________________

Title:   _________________________

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